SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549


                                       FORM 8-K


                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



           Date of Report (Date of earliest event reported): April 4, 1994



                             CENTRAL MAINE POWER COMPANY
                (Exact name of registrant as specified in its charter)




                   Maine                1-5139              01-0042740
          (State of Incorporation) (Commission              (IRS Employer
                                   File Number)        Identification
          Number)




                        83 Edison Drive, Augusta, Maine 04336
                 (Address of principal executive offices) (zip code)



              Registrant's telephone number, including area code:  (207)
          623-3521
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           Item 1 through Item 4.  Not applicable.



           Item 5.  Other Events.

                As previously reported, in October 1993 the Maine Public Utilities Commission ("PUC") in an investigation of the Company's administration of certain power contracts with non-utility generators, found the Company to have been imprudent with respect to the administration of two such contracts and reduced the Company's allowed rate of return on equity by 0.5 percent (approximately $4 million, before income taxes, over a 12-month period). The Company appealed the decision to the Maine Supreme Judicial Court (the "Law Court") and obtained a stay of the return-on-equity penalty pending a decision on the merits of the appeal.

                On April 4, 1994, the PUC approved a stipulation supported by the Company and other parties to the earlier investigation and the Company's 1993 base-rate case. In the stipulation the Company agreed to write off $5 million in purchased-power costs, to be implemented through a one-time reduction in its deferred fuel cost balances and further agreed not to seek recovery in rates of the approximately $5.5 million (of which $4.5 million was deferred) in costs incurred in pursuing the termination and buy-out in January 1994 of its purchased-power contract with Caithness King of Maine Limited Partnership. The Company also agreed to withdraw its appeal to the Law Court of the PUC's October 1993 order in its power-contract investigation, which will have the effect of increasing the Company's annual base revenues by the $4 million amount of the stayed return-on -equity penalty, and its appeal to the Law Court of the PUC's December 1993 decision in the Company's base-rate case.

                In return,  the stipulation provides that  the Company will be subject to no further prudence investigation, penalties or disallowances resulting from any actions prior to March 1, 1994, in any respect in connection with the two contracts that were the subject of the PUC's imprudence finding and the Caithness King contract. In the stipulation the parties also agreed that any further prudence investigation by the PUC of the Company's administration of purchased-power contracts prior to April 4, 1994, would conclude with the issuance of a final PUC order no
           later  than  October  1,  1994.   In  addition,  the stipulation
           provides, in the event any such further investigation occurs and
           the  Company  is  found   imprudent  in  the  administration  of
           purchased-power  contracts,  in no  event  will  the Company  be
           subject   to  a  "disallowance   or  other  financially  adverse
           consequence" if the Company's financial condition is impaired to the extent such consequence, if imposed in 1994, would result in the Company's earned rate of return on common equity for the calendar year 1994 falling 325 basis points below the 10.05-percent rate of return on common equity found reasonable by the
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           PUC in its December 1993 base-rate decision, regardless of  when such disallowance or adverse financial consequence is determined by the PUC. The stipulation also provides that the Company will not be held imprudent for any action necessary to conform to a
           standard    of    "commercial   reasonableness"    in   contract
           administration.

                Finally, in addition to agreement on procedural matters, the stipulation contains an agreement that the Company will be subject to no further investigation, disallowance or other financially adverse consequence with respect to its administration of its "Capacity Deficiency Fund" and will not be required to flow through to ratepayers any amounts previously recorded to that fund. That provision will permit the Company to reverse the $4.1 million reserve established in the third quarter of 1993 as a result of the PUC's direction in its October 1993 order that the Company charge that amount against its deferred fuel-cost balance.

                The Company believes that the approval of the stipulation by the PUC resolves or limits a number of complex issues that were posing significant risks to the Company and will permit it to intensify its continuing efforts to restructure high-cost power purchase contracts and work with the PUC and other parties to formulate an appropriate rate-stability plan.

           Item 6 through Item 8.  Not applicable.



                                       SIGNATURE

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.


                                    CENTRAL MAINE POWER COMPANY




                                    By
                                             David E. Marsh
                                    Vice President, Corporate Services,
                                        and Chief Financial Officer


           Dated:  April 6, 1994
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